2029 Century Park East, Suite 1750
Los Angeles, CA 90067
(310) 788-2850 Fax: (310) 788-2855

News Release
--------------------------------------
SITRICK AND COMPANY INC.
      Los Angeles/New York

                                                  Contact: Sitrick And Company
                                                           Sandra Sternberg
                                                           Rivian Bell
                                                           Patrick Lee
                                                           (310) 788-2850



For Immediate Release

                     Alliance Entertainment Receives Approval for
                           $20 Million Interim DIP Financing


     New York, N.Y. - July 17, 1997 - Alliance Entertainment Corp. (NYSE:CDS), one of the largest full-service distributors of prerecorded music and related products and a developer and marketer of new artist and catalog proprietary content in several genres, today announced that it had received Court approval of interim debtor-in-possession (DIP) financing provided under a loan agreement with a syndicate of banks led by Chase Manhattan.

     The Honorable Burton R. Lifland on Wednesday approved $20 million of the $50 million DIP financing intended to support the Company's operations. The Court scheduled a final hearing with respect to the remaining $30 million of the DIP financing for July 30, 1997. In hearings Monday and Wednesday, the Court approved the Company's requests for payment of pre-petition wages and benefits, retention of the Company's cash management systems and retention of legal and financial professionals.

     "We are pleased to have reached prompt approval on these matters presented to the Court," stated Al Teller, Alliance chairman, president and chief executive officer, "and are pleased that funds will be available today to purchase merchandise and other services."

     Alliance  Entertainment Corp. Page 2

     Alliance also confirmed today that the New York Stock Exchange (NYSE) had notified the Company that the NYSE had permanently halted trading of the Company's common stock as a consequence of the Company's Chapter 11 filing and the fact that the Company no longer met the criteria for continued listing on the Exchange. In spite of the action by the NYSE, the Company intends to remain current with respect to its reporting obligations under the Securities Exchange Act of 1934.

     Alliance Entertainment Corp. is a fully integrated, independent music company with more than 1,300 employees in the United States, Canada and the United Kingdom. The Company maintains corporate headquarters in New York and operations headquarters at its facility in Coral Springs, Fla.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.




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